UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 17, 2010

VEECO INSTRUMENTS INC.

(Exact name of registrant as specified in its charter)

Delaware	0-16244	11-2989601
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Terminal Drive, Plainview, New York  11803

(Address of principal executive offices)

(516) 677-0200

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 17, 2010, Veeco’s Board of Directors voted to increase the size of the Board from seven to eight directors and to appoint Thomas Gutierrez as a Class II director, to hold office until the 2011 Annual Meeting of Stockholders.  Mr. Gutierrez, age 62, currently serves as President, Chief Executive Officer and Director of GT Solar International, Inc., a global provider of polysilicon production technology, and sapphire and silicon crystalline growth systems and materials for the solar, LED and other specialty markets. Prior to joining GT Solar in 2009, Mr. Gutierrez served as Chief Executive Officer and a member of the board of directors of Xerium Technologies Inc., a multinational company that develops, manufactures and markets technically advanced synthetic textiles from 2001 to 2008.  From 1995 to 2001, Mr. Gutierrez served as Chief Executive Officer of Invensys Power Systems, a $3 billion world leader in power control and energy storage systems and services for industrial applications.  Mr. Gutierrez has extensive international experience in product development, manufacturing, marketing and sales.  He received his BSc. degree in Electrical Engineering from Florida Institute of Technology.

The Board determined that Mr. Gutierrez is “independent” under applicable SEC and Nasdaq rules.  In connection with his appointment to the Board, Mr. Gutierrez was granted 2,495 restricted shares of Veeco common stock, consistent with Veeco’s director compensation policy.  The restrictions on these shares will lapse on the earlier to occur of:  (i) the date immediately preceding the date of the Company’s 2011 Annual Meeting of Stockholders and (ii) the first anniversary of the grant date.

Veeco also entered into its standard form of indemnification agreement with Mr. Gutierrez on substantially the same terms as those entered into with our other directors and executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 20, 2010	VEECO INSTRUMENTS INC.

By: /s/ Gregory A. Robbins

Name: Gregory A. Robbins
Title: Senior Vice President and General Counsel